Filed Pursuant to Rule 424b(5)
Registration File No. 333-164099

Prospectus supplement No. 2
To prospectus dated December 31, 2009

Lucas Energy, Inc.

UNITS CONSISTING OF
2,510,506 SHARES
OF COMMON STOCK and
WARRANTS TO PURCHASE
5,171,642 SHARES OF COMMON STOCK
________________

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering Units comprised of 2,510,506 shares of our common stock and warrants to purchase up to 5,171,642 shares of our common. The offering price will be $2.38 per Unit, for a total offering of $5,975,004. Throughout this Prospectus, references to shares of common stock sold pursuant to this offering or a per share offering price refers only to the 2,510,506  shares of common stock included in the Unit, it does not include the shares of common stock underlying the Warrants.

The name of our Company is Lucas Energy, Inc. and our common stock trades on the NYSE Amex (“AMEX”) under the trading symbol “LEI”. As of December 23, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was $29,874,583, based on 14,050,568 shares of outstanding common stock, approximately 1,498,223 shares held by affiliates and a price of $2.38 per share, which was the last reported sale price of our common stock as quoted on the Amex on such date.

We have retained TriPoint Global Equities, LLC (the "Placement Agent") to act for us in placing the shares offered by this prospectus supplement. The Placement Agent will be paid compensation as set forth below under "Plan of Distribution."

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page [S-5] of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Share-	Total
Public offering price per share (1)	$2.38	$5,975,004
Series B Warrant exercise price (2)	$2.86	$-
Series C Warrant exercise price (2)	$2.62	$-
Placement Agent's Warrants exercise price (3)	$2.98
Placement Agent’s fee (3)	$-	$358,500
Proceeds to us (before expenses)	$-	$5,616,504

1)	The per share price refers only to the price for each share of common stock issuable in the Units, and does not include the shares of common stock underlying the Warrants sold with the Units.
2)
We are disclosing the exercise price of the Warrants for clarification purposes only; we did not receive any proceeds from the grant of Warrants in the sale of the Units. We will only receive proceeds from the Warrants if and when they are exercised.

3)	The Placement Agent shall receive a cash fee equal to 6% of the gross proceeds of the Offering and warrants equal to 2% of the shares of common stock underlying the Units purchased.

The Placement Agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to sell any specific number or dollar amount of the shares of common stock offered hereby, but will use its reasonable efforts to sell the shares of common stock offered.

 We expect that delivery of the shares of common stock being offered under this prospectus supplement will be made to investors on or about December 30, 2010.

You should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2010.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated December 30, 2009 are part of a registration statement that we filed with the Securities and Exchange Commission,  utilizing a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings up to $10,000,000 in aggregate offered amount of our securities described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter (if any) is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common shares. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

All references to “we,” “our” and “us” in this prospectus supplement mean Lucas Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

General

Lucas Energy, Inc. (“we,” “us,” “Lucas”, “Lucas Energy”, the “Company” and words of similar meaning) is an independent oil and gas company based in Houston, Texas with approximately 19,200 gross acres (14,200 acres net) of oil and gas leases in South Texas primarily in Gonzales and Wilson Counties.  We hold oil and gas interests in the Austin Chalk formation (proved and producing), Buda formation (proved and producing), and Eagle Ford Shale formation (proved undeveloped).  We focus on building, revitalizing and developing a portfolio of oil and gas properties by acquiring what we believe are undervalued and underperforming oil and gas assets for which we believe we can increase production.

We operate forty nine (49) producing wells that produced an average of 194 gross and 114 net barrels of oil per day (“BOPD”) during the six months ended September 30, 2010. In total, we hold interests in fifty two producing, shut-in, and previously plugged and abandoned wellbores. We operate all of our oil and gas properties with the exception of one property located in Sabine County, Texas

Acquisitions of oil and gas properties are a core part of our growth strategy. We focus on acquiring shut-in wells that we believe have been overlooked by other companies and have, in our assessment, a high probability of additional recovery of reserves through our revitalization process or through the drilling of new laterals. Specifically, we seek out opportunities to acquire wells located in mature oil fields that we believe are underdeveloped and have the potential to recover significant oil reserves that are still in place. The term underdeveloped is an industry term meaning that the reservoirs of interest have either not been fully exploited through drilling, or the reserves in current well bores, whether active or plugged and abandoned, have not been fully recovered by primary recovery techniques. In many instances the fields that we target have lost some or all of the reservoir pressure required to drive the oil through the overlying rock and sand and into the well bores of the producing wells, or they have experienced mechanical problems.

Most of the acquisition prospects that we conduct initial screening on are sourced directly by our senior management or specialized third-party consultants with local area knowledge. Prospects that are of further interest to us after we complete of our initial review, are evaluated for technical and economic viability.  We target well acquisitions that we estimate: (a) have a good opportunity and the appropriate acreage to drill additional laterals; (b) payback period of less than 12 months; and (c) projected internal rate of return on capital invested is accretive to earnings.

Our revitalization process is directed toward bringing wells back into production or enhancing production through ordinary practices used in the oil and gas industry.  Our revitalization procedures used on acquired wells include the installation of new or good used equipment on the well; cleaning out the well with open ended tubing, tubing with a bit, or tubing with a mule shoe; treating the well with acid, soapy water, or other proprietary chemicals sourced from third parties; re-entry of a plugged and abandoned well; and drilling of a new lateral extension on an existing well.  Our well revitalization program enables us to generate short-term cash and to hold leases for additional future development.  Additionally we have conducted reservoir engineering on a program to drill new laterals from existing well-bores or offset locations that we have already leased.  The purpose of these laterals are to provide more aerial access to the formation in order to increase the flow rate and to recover additional oil and gas reserves not recoverable from the existing vertical (straight) holes.

Our primary focus is to grow our portfolio of oil and gas properties. Our revenues are derived from the sale of the oil that we produce from our wells.  We derive ancillary revenue from associated natural gas produced in connection with production from our oil wells.  Our assets deplete as our oil and gas reserves are produced, and our business is capital intensive requiring substantial funding to make property acquisitions, to drill and complete wells and to conduct well revitalizations in order for us to maintain and increase our oil and gas reserve base.  Our primary recurring costs are expenses associated with lease operations and with operating the Company.

Our principal office is located at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027. Our phone number is (713) 528-1881.  The Company is authorized to transact business in the state of Texas, and is a bonded operator with the Texas Railroad Commission.

Research and Development

We have not allocated funds for conducting research and development activities.  We do not anticipate allocating funds for research and development in the immediate future.

Marketing of Crude Oil and Natural Gas

We operate exclusively in the United States oil and gas industry. Crude oil production sales are made directly to GulfMark Energy, Inc. and Texon LP. Our sales are made on a month-to-month basis, and title transfer occurs at an individual property’s tank battery when loaded onto the oil purchaser’s truck.  Crude oil prices realized from production sales are tied to published West Texas Intermediate crude prices.

Our natural gas production is associated gas resulting from crude oil production and is nominal in quantity.  Natural gas is sold to Houston Pipeline Company on a month-to-month basis.

Although we believe that we are not dependent upon any one customer, our marketing arrangement with GulfMark accounted for approximately 87% and 88% of our revenue for the years ended March 31, 2010 and 2009, respectively.  In the event that GulfMark is unwilling or unable to purchase our crude oil production, we believe alternative purchasers are readily available and sales would occur at competitive market prices.

THE OFFERING

Common stock offered:	7,682,148 shares (including shares of underlying warrants)

Common stock to be outstanding after this offering:*	21,732,716 shares

Use of proceeds:
Lucas plans to use the net proceeds of approximately $5.6 million of the offering to advance its Eagle Ford drilling activity in its Gonzales and Wilson County properties in South Texas and for general working capital purposes.

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

NYSE Amex symbol:	LEI

* The number of shares of common stock outstanding after this offering is based on 14,050,568 shares outstanding as of December 30, 2010, and assumes the exercise of all of the warrants registered in connection with this prospectus supplement, and excludes any additional issuances of shares of common stock by the Company subsequent to the date of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the prospectus, other reports filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in the reports and statements referenced above are intended to identify forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, our ability to continue as a going concern, our limited history of operations, our need for additional external funding, volatility in market prices for oil and natural gas, liabilities inherent in oil and natural gas operations, uncertainties associated with estimating oil and natural gas reserves, competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel, incorrect assessments of the value of acquisitions, geological, technical, drilling and processing problems, fluctuations in foreign exchange or interest rates and stock market volatility, and other factors identified and described in “Risk Factors” and other sections of this prospectus supplement and in the other documents we have filed with the SEC and that are incorporated herein by reference, including “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the fiscal year ended March 31, 2010, as amended, in “Risk Factors” in our quarterly reports on Form 10-Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2009, and that may be discussed from time to time in other reports filed with the SEC subsequent to this prospectus supplement. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of us. You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus supplement after the date of this prospectus supplement.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports included or incorporated by reference in this prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in the prospectus as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or the SEC, in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering for sale an aggregate of 2,510,506 units pursuant to a Securities Purchase Agreement (the "Purchase Agreement") to certain institutional investors (the "Investors"), each consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share (the "Series B Warrants"); and (c) one Series C Warrant to purchase one share of common stock at an exercise price of $2.62 per share (the "Series C Warrants" and together with the Series B Warrants, the "Warrants", and collectively with the shares of common stock, the "Units").  Each Unit had a purchase price of $2.38, and the Company will receive an aggregate of $5,975,004 in gross funding in the transaction (the "Offering").

An investor in the Offering included Hall Phoenix/Inwood, an affiliate of  Hall Phoenix Energy, LLC, who is a joint venture partner with the Company in the Eagle Ford trend in South Texas.

The Purchase Agreement included a provision whereby the Company was prohibited from selling shares of common stock to the Investors representing more than 19.9% of the Company's common stock on the Closing Date.

Pursuant to the Purchase Agreement, the Company agreed that until the first anniversary of the Closing Date, the Company would not undertake any of the following, without the prior written consent of all of the Investors (as described in greater detail in the Purchase Agreement): (A), directly or indirectly, file any registration statement with the SEC (other than the Registration Statements in connection with the Offering), (B) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity securities, including without limitation any debt, preferred stock or other instrument or security (a "Subsequent Placement") or (C) be party to any solicitations or negotiations with regard to the foregoing.  Additionally, the Company agreed that until the second anniversary of the Closing Date, the Company would not, directly or indirectly, effect any Subsequent Placement unless the Company first provides the Investors notice of such Subsequent Placement and provides such Investors an opportunity to purchase up to 25% of the securities offered in such Subsequent Placement pursuant to the terms and conditions described in greater detail in the Purchase Agreement.

However, the above requirements do not apply to the Company's issuance or grant of any common stock issued or issuable: (i) in connection with any employee benefit plan approved by the Board, subject to a maximum of 150,000 shares to be issued to consultants in any calendar year; (ii) upon exercise of the Warrants; (iii) upon exercise of any options or convertible securities which are outstanding on the day immediately preceding the Closing Date; and (iv) in connection with mergers, acquisitions, strategic business transactions or joint ventures with a strategic partner who is not in the business of making financial investments, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital (collectively (i) through (iv), "Excluded Securities"); provided that any shares issued or issuable in connection with any transaction contemplated by this clause (iv) that is either primarily (A) attributable to capital raising for the Company (other than nominal amounts of capital) or (B) to raise capital for the Company, directly or indirectly, in connection with any transaction contemplated by this clause (iv), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities.

The Company previously engaged Tripoint Global Equities as Placement Agent in connection with the sale of securities in the Offering and agreed to pay the Agent a cash fee of 6% of the offering proceeds, $358,500, and to grant the Agent warrants to purchase up to 150,630 shares of common stock (equal to 2% of the total shares of common stock issuable in connection with the Offering) which warrants will have three year terms and an exercise price of $2.98 per share (the "Agent Warrants").   The Company also agreed to pay fees to counsel for the lead Investor in connection with the Offering for due diligence and legal fees, which fees are not to exceed $35,000.

As a result, assuming all 2,510,506 of the Units offered pursuant to this prospectus supplement are issued and sold by us, we will pay the placement agent a cash fee equal to $358,500. In addition the placement agent will receive warrants equal to 2% of the shares of common stock underlying the Units purchased by the investors, including the shares of common stock underlying the warrants contained in the Units. Assuming all 2,510,506 of the Units offered pursuant to this prospectus supplement are issued and sold by us, we will issue 50,210 warrants to the placement agent. To the extent that the Series B and Series C warrants are exercised by the investors, the placement agent will receive an additional set of warrants for each up to a maximum of 150,630 shares.

The common stock and the Warrants will be issued separately but will be purchased together in the Offering. This prospectus supplement also relates to the Offering of shares of common stock upon the exercise, if any, of the Warrants including the Agent warrants granted in the Offering.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled “Description of Capital Stock” and “Common Stock” in the prospectus attached hereto. The shares of common stock issued in the Offering will be, when issued and paid for in accordance with the Purchase Agreement, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrants, which will be provided to the investors in the Offering and was filed as an exhibit to a Current Report on Form 8-K with the SEC on December 27, 2010.

Each Series B Warrant has an exercise price of $2.86.  The Series B Warrants are exercisable at any time for five years following the 185th day following the Closing Date.

Each Series C Warrant has an exercise price of $2.62 per share.  The Series C Warrants are exercisable for a 10 trading day period ending on the 216th day following the Closing Date, provided that the Company has the right to force the Investors to exercise the Series C Warrants if (a) the VWAP of the Company's common stock on the NYSE Amex exceeds $3.28 during the 11th through the 20th trading days immediately prior to the 216th day following the Closing Date; or (b) if on the 216th day following the Closing Date, the exercise price of $2.62 per share is less than the lower of (x) the VWAP for the ten days immediately preceding such date, and (y) the closing bid price on such date, subject in each case to the Company meeting certain requirements and maintaining certain conditions as set forth in such Series C Warrant.  The Class C Warrants expire automatically if not exercised by the 216th day following the Closing Date (unless such date falls on a holiday or weekend, in which case the next non-holiday or weekend date).

The Warrants have cashless exercise rights if the registration statement pursuant to which the Warrants were issued is not effective and available for use at the time of any proposed exercise.  The Warrants also include a provision whereby the Investors are not eligible to exercise any portion of the Warrants that would result in them becoming a beneficial owner of more than 9.99% of the Company's common stock.

The Agent warrants will have a term of 3 years and an exercise price of $2.98 per share and will not be exercisable for 185 days following the closing of the Offering. In addition, the Placement Agent has agreed to not trade the Company's securities during the “measurement period", defined in the Series C Warrants' forced exercise provisions. The Placement Agent warrants will be deemed compensation by FINRA and therefore will be subject to a minimum 180 day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.

PLAN OF DISTRIBUTION

As disclosed in our Current Report on Form 8-K, filed with the SEC on December 27, 2010, pursuant to a letter agreement, we engaged TriPoint Global Equities, LLC (“Tripoint” or the "Placement Agent") as our exclusive placement agent on November 2, 2010 for a period of 90 days (the "Placement Agent Agreement").

In connection with the sale of the common shares and warrants we are offering by this prospectus supplement on our behalf, TriPoint will be acting on a best efforts basis for the period of its appointment. TriPoint is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of Units. We have agreed to provide indemnification to Tripoint against certain civil liabilities, including liabilities under the Securities Act.

The Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

We have entered into Securities Purchase Agreements directly with the investors in connection with this offering. Under the terms of the letter agreement with the Placement Agent and the form of Securities Purchase Agreements we made certain representations, warranties and covenants, including, relating to the absence of a stop order suspending the effectiveness of the registration statement of which this prospectus supplement and the accompanying base prospectus are a part, the absence of any material adverse change in our business, and compliance with state securities laws.

On the closing date, which is expected to occur on December 30, 2010 settlement for sales of common shares will occur through escrow pursuant to an escrow agreement. On such closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

●	we will deliver shares of common stock being sold on such closing date in book-entry form;

●	we will deliver Series B and C Warrants to the investors evidencing the Warrants sold in the offering; and

●	we will pay TriPoint a placement agent fee in accordance with the terms of the engagement agreement and deliver TriPoint a warrant agreement evidencing the Placement Agent warrants.

The offering of common shares pursuant to the securities purchase agreement will terminate at the release of escrow on or about December 30, 2010. Upon completion of a registered direct offering the Placement Agent Agreement shall be extended for 6 months from the closing date of that transaction. The placement agent agreement may be terminated upon ninety (90) days prior written notice by either party.

We agreed to pay TriPoint a cash fee of 6% and a warrant fee of 2% in connection with a registered direct offering. We have also agreed to reimburse TriPoint for reasonable out of pocket expenses, including due diligence and related travel expenses.

As a result, assuming all 2,510,506 of the Units offered pursuant to this prospectus supplement are issued and sold by us, we will pay the placement agent a cash fee equal to $358,500. In addition the placement agent will receive warrants equal to 2% of the shares of common stock underlying the Units purchased by the investors, including the shares of common stock underlying the warrants contained in the Units. Assuming all 2,510,506 of the Units offered pursuant to this prospectus supplement are issued and sold by us, we will issue 50,210 warrants to the placement agent. To the extent that the Series B and Series C warrants are exercised by the investors, the placement agent will receive an additional set of warrants for each up to a maximum of 150,630 shares. The Agent warrants will have a term of 3 years and an exercise price of $2.98 per share and will not be exercisable for 185 days from the closing of the Offering. In addition, the Placement Agent has agreed to not trade the Company's securities during the “measurement period", defined in the Series C Warrants' forced exercise provisions. The Agent warrants will be deemed compensation by FINRA and therefore will be subject to a minimum 180 day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.

There is no minimum offering amount required as a condition to closing in this offering. Accordingly, we may sell substantially fewer than 2,510,506 Units, in which case our net proceeds would be substantially reduced and the total fee payable to the placement agent may be substantially less than the maximum total set forth above.

The Placement Agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The Placement Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Our common stock currently is traded on the NYSE Amex under the symbol “LEI” The transfer agent and registrar for our common stock is ClearTrust, LLC.

USE OF PROCEEDS

Lucas plans to use the net proceeds of approximately $5.6 million of the offering to advance its Eagle Ford drilling activity in its Gonzales and Wilson County properties in South Texas and for general working capital purposes.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this Offering and the net tangible book value per share of our common stock after this Offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this Offering and the net tangible book value per share of common stock immediately after the closing of this Offering.

On an as adjusted basis prior to this Offering (giving effect to the recent issuances), our pro forma net tangible book value as of September 30, 2010 would have been approximately $17.82 million, or approximately $1.30 per share of common stock.  On an as adjusted basis after this Offering (giving effect to the recent issuances and to the sale of the shares in this Offering at the offering price of $2.38 per share, after deducting the estimated offering expenses payable by us), our pro forma net tangible book value as of September 30, 2010 would have been approximately $23.43 million, or $1.71 per share of common stock.  This represents an immediate increase in net tangible book value of $0.41 per share to existing stockholders and an immediate dilution of $0.67 per share to new investors purchasing shares in this Offering at the offering price

Public offering price per share:	$2.38

Net tangible book value per share as of September 30, 2010	$1.30

Increase in net tangible book value per share attribnutable to this offering:	$0.41

Pro forma net tanbilbe book value per share as of September 30, 2010 after giving effect to this offering:	$1.71

Dilution per share to new investors in this offering:	$0.67

The foregoing table is based 13,710,000 shares of our common stock outstanding as of September 30, 2010.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DIVIDEND POLICY

We have never declared or paid any cash dividends with respect to our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by The Loev Law Firm, PC. Any underwriters may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2010 and March 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of GBH CPAs, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC at http://www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

This prospectus constitutes a part of a Registration Statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of common stock, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

We are incorporating by reference in this prospectus supplement information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended March 31, 2010, as filed on July 14, 2010;

•	our definitive proxy statement on Schedule 14A filed on November 26, 2010;

•	our quarterly report on Form 10-Q for the quarter ended December 31, 2009;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2010;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2010;

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our current reports on Form 8-K, filed on April 22, 2009, May 11, 2009, September 29, 2009, October 13, 2009, November 27, 2009, March 1, 2010; March 26, 2010, April 5, 2010, April 6, 2010, April 9, 2010, April 22, 2010, May 6, 2010, May 11, 2010, May 27, 2010, July 1, 2010, September 2, 2010, September 29, 2010, October 8, 2010, November 30, 2010, and December  27, 2010;

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the description of our common stock contained in our registration statement on Form 8-A filed on February 13, 2008 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, 77027
 (713) 528-1881
Attention: Corporate Secretary

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.